Exhibit 99

Allstate Life Insurance Company

FOR IMMEDIATE RELEASE

Contact:	Maryellen Thielen
(847) 402-5600

Announcement of Results of Any and All Tender Offers for

Allstate Life Global Funding Trusts’ Medium Term Notes

Secured by Funding Agreements Issued by Allstate Life Insurance Company

NORTHBROOK, Ill., June 5, 2009 — On Friday, June 5, 2009, Allstate Life Insurance Company (“Allstate Life”), as sponsor of the Allstate Life Global Funding Medium Term Note Program, announced the final results of the any and all offers (the “Any and All Offers”) of the Allstate Life Global Funding Trusts listed in the table below (the “Issuing Trusts”) to purchase any and all of the secured medium term notes of such Issuing Trusts (the “Securities”). The Any and All Offers expired at 5 p.m., New York City time, on June 4, 2009. The Issuing Trusts have accepted for payment all Securities validly tendered and not validly withdrawn pursuant to the Any and All Offers and Allstate Life has agreed to make the appropriate early payments under the funding agreements securing the Securities for the benefit of each of the respective Issuing Trusts. According to Global Bondholder Services Corporation, the following table summarizes the aggregate principal amount of Securities of each Issuing Trust validly tendered and not validly withdrawn at or before 5:00 p.m., New York City time, on June 4, 2009, the expiration of the Any and All Offers. The Issuing Trusts expect that the applicable payments for the Securities purchased pursuant to the Any and All Offers will be made by Global Bondholder Services Corporation, on behalf of the Issuing Trusts, in same-day funds on June 5, 2009.

Allstate Life Global Funding Trust	CUSIP Number	Title of Security	Principal Amount Outstanding	Principal Amount Tendered	Percentage of Outstanding Amount Tendered

2005-4	02003MAK0	$500,000,000 4.25% Fixed Rate Notes due 2010	$498,775,000	$174,887,000	35.06%
2008-5	02003MBR4	$750,000,000 Floating Rate Notes due 2010	$678,000,000	$553,634,000	81.66%
2007-7	02003MBD5	$400,000,000 Floating Rate Notes due 2010	$395,000,000	$216,800,000	54.89%

Banc of America Securities LLC and J.P. Morgan Securities Inc. are the Dealer Managers for the offers.  Global Bondholder Services Corporation is acting as the Depositary and Information Agent.

For additional information regarding the terms of the Any and All Offers please contact: Banc of America Securities LLC at (888) 292-0070 (toll free) or (980) 388-4603 (collect) and J.P. Morgan Securities Inc. at (866) 834-4666 (toll free) or (212) 834-3424 (collect).  Requests for documents and questions regarding the tendering of Securities may be directed to Global Bondholder Services Corporation at (866) 952-2200 (toll free) or (212) 430-3774 (collect).

The obligation of the Issuing Trusts to accept any Securities tendered and to pay the applicable consideration for them is set forth solely in the Offer to Purchase and the information in this press release is qualified by reference to the Offer to Purchase. This press release is not an offer to purchase or a solicitation of an offer to purchase or an acceptance of the tender offers.

Allstate Life was organized in 1957 as a stock life insurance company under the laws of the State of Illinois.  Allstate Life, together with its subsidiaries, provides life insurance, retirement and investment products for individual and institutional customers.  It conducts substantially all of its operations directly or through wholly owned United States subsidiaries.  Allstate Life is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company organized under the laws of the State of Illinois.  All of the outstanding stock of Allstate Insurance Company is owned by Allstate Insurance Holdings, LLC, which is wholly owned by The Allstate Corporation, a publicly owned holding company incorporated under the laws of the State of Delaware.  In this section we refer to The Allstate Corporation and its consolidated subsidiaries as “Allstate.”

The Allstate Corporation is the largest publicly held personal lines insurer in the United States.  Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help individuals in approximately 17 million households protect what they have today and better prepare for tomorrow.  Customers can access Allstate products and services such as auto insurance and homeowners insurance through approximately 14,700 exclusive Allstate agencies and financial representatives in the United States and Canada, or in select states at www.allstate.com and 1-800 Allstate®. Encompass® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers. Customers can also access information about Allstate Financial Group products and services at www.myallstatefinancial.com.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Any forward-looking statement is based on information current as of the date of this press release and speaks only as of the date on which such statement is made, and no obligation is undertaken to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

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